HAUSER RECEIVES COURT APPROVAL TO USE CASH COLLATERAL

     El Segundo, CA and Longmont, CO - April 17, 2003 -- Hauser, Inc. (OTCBB:HAUS) today said it, and its wholly owned subsidiaries, Botanicals International Extracts, Inc., Hauser Technical Services, Inc. and ZetaPharm, Inc., has arranged a cash collateral stipulation with its bank, Wells Fargo Bank, N.A. The use of cash pursuant to the cash collateral stipulation has been approved by the U.S. Bankruptcy Court for a 60-day period. At the end of the 60-day period, Hauser will need to seek court approval to continue to use cash collateral. This cash will help the company fulfill employee payroll, payments to vendors for goods and services and other obligations associated with operating their businesses after filing voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Central District of California. Access to cash pursuant to this stipulation is subject to compliance by Hauser and its subsidiaries with certain conditions.

     "With this cash, Hauser will continue to do business and move forward to implement our reorganization plan. We appreciate the support of our lender and look forward to working with our creditors to achieve a successful reorganization process," said Kenneth Cleveland, president and chief executive officer. "We continue to evaluate a number of alternatives that would permit the company to satisfy its cash needs and emerge from bankruptcy."

     Hauser, headquartered in El Segundo, California and Longmont, Colorado, is a leading supplier of herbal extracts and nutritional supplements. Hauser also provides chemical engineering services and contract research and development. Hauser's products and services are principally marketed to the pharmaceutical, dietary supplement and food ingredient businesses. Hauser's business units include: Botanicals International Extracts and Hauser Contract Research Organization. Hauser also does business using the dba BI Nutraceuticals.

Certain oral and written statements included in this Press Release and elsewhere may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations. The forward-looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


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CONTACTS:

               Kenneth C. Cleveland
               President and Chief Executive Officer
               Hauser, Inc.
               (310) 648-7881

               Investors and News Media:
               Robert Jaffe/Cecilia Wilkinson
               PondelWilkinson MS&L
               (323) 866-6060
               investor@pondel.com